UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 1, 2004

The Shaw Group Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Louisiana	1-12227	72-1106167
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4171 Essen Lane, Baton Rouge, Louisiana		70809
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	225-932-2500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

Effective November 1, 2004, The Shaw Group Inc. (the "Company") implemented a Flexible Perquisites Program (the "Flex Program") for certain of its executive officers, including its Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer. The Flex Program provides eligible executive officers with annual grants of "flex dollars" that equate to approximately 4% of the base annual salary of the executive. The executives can spend their grants on whatever combination of perquisites (any such perquisites must have been approved by the Compensation Committee) that they believe best meet their needs. Executives will be reimbursed for such benefits up to an applicable limit.

The Flex Program supercedes, for the participating executives, certain other perquisites (such as, for example, car allowances and country club membership dues) that may have been provided by the Company prior to its implementation; provided, however, that the Flex Program is supplemental to, and does not supercede, any perquisite type benefits that a participating executive is otherwise entitled pursuant to any employment agreement that the executive may have in place with the Company.

The projected cost to the Company on an annual basis of the Flex Program is approximately $178,000.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Shaw Group Inc.

November 1, 2004	By:	Gary P. Graphia

Name: Gary P. Graphia
Title: Corporate Secretary and General Counsel